OpenText Signs Definitive Agreement to Acquire Carbonite, Inc. November 11, 2019 Exhibit 99.2

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this presentation, including statements regarding OpenText's plans, objectives, expectations and intentions relating to the acquisition, the acquisition's expected contribution to OpenText's results, financing and closing of the acquisition, as well as the expected timing and benefits of the acquisition, impact on future financial performance including in respect of annual recurring revenues, cloud revenues, cloud margins, adjusted EBITDA, cash flows, earnings and dividends, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the transaction, including the expected closing, timing and benefits thereof, and the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

opentext™
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2

Call Participants Mark J. Barrenechea OpenText, CEO and CTO Madhu Ranganathan OpenText, EVP and CFO

Continued Execution of OpenText's Strategic Vision

- ✓ Carbonite is a continuation of our Total Growth Strategy, both through acquisitions and organic growth
- ✓ We are leading the market as a Cloud Consolidator – Carbonite represents OpenText's 9th cloud acquisition (EasyLink, GXS, ANX, Covisint, Recommind, Hightail, Catalyst, Liaison, and now Carbonite)
- ✓ Market leader in end-point protection. Carbonite was founded in 2005, the first vendor to combine data protection and end-point security, strengthens and broadens OpenText's information security offerings in digital forensics, end-point detection and response
- ✓ Carbonite brings a leading SMB(1) and prosumer channel with 14,000 MSPs(1), 300,000 SMB customers, 50 million end-point points and 7 million prosumers
- ✓ Current Annual Recurring Revenues (ARR) of 90%, expect significant expansion of cloud revenues, cloud margins, Adj. EBITDA and cash flows in FY'21
- ✓ High teens ROIC (Return on Invested Capital)
- ✓ Complements our Enterprise G10K(2) customer base
- ✓ The OpenText Business System to benefit Carbonite in operational execution, growth, margin and cash flow expansion opentext™

1. SMB: Small, Medium-sized Businesses, MSP: Managed Service Provider
2. G10K: The Global 10K represents the 10,000 largest companies and organizations in the world.

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Transaction Overview

opentext™ + CARBONITE

Announcement	• On November 11, 2019, OpenText signed a definitive agreement to acquire all of the outstanding shares of Carbonite for $23.00 per share • Carbonite has over 300,000 SMB customers, 14,000 MSPs, 7 million prosumers, and 1,500+ employees
Transaction and Purchase Price	• Purchase price of approx. $1.42 billion, inclusive of Carbonite's cash and debt[1] • Total purchase price is approximately 2.8x TTM (Trailing Twelve Months) Carbonite GAAP revenues (as of September 30, 2019), inclusive of annualized full year reported Webroot GAAP revenues, a significant acquisition which closed in March 2019 • Funded with OpenText's existing cash on hand and revolver
Projected Financial Impact	• Current Carbonite Annual Recurring Revenues (ARR) of 90% • Expect significant expansion of cloud revenues, A-EBITDA margin, cloud margin, and cash flows in FY'21 • Accretive, and targeting to be on the OpenText operating model by end of Fiscal 2021 • Estimated OpenText net leverage ratio at closing of approximately 2.5x, with a target to return to less than 2x net leverage during the 4-6 quarters post close of transaction • Financial projections and target models to be provided upon closing
Expected Closing	• Expect to close within 90 days of this announcement • Subject to regulatory approvals and customary closing conditions

1. Purchase price subject to certain adjustments; all dollar amounts in this presentation are in US dollars unless otherwise indicated.

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OpenText: A Durable Business Driven by the OpenText Business System

Annual Recurring Revenue (ARR) (US$ M)


$2,156
100%
$1,080
FY'14
FY'19

Renewal Rates:
Cloud: mid 90%'s
Off Cloud CS: low 90%'s

A-EBITDA & Margin[(1),(2)]
(US$ M)


$1,100
104%
$538
38.4%
33.1%
FY'14
FY'19

A-EBITDA Margin[(1)]
+530 bps since FY'14

Operating Cash Flows[(2)]
(US$ M)


$876
110%
$417
FY'14
FY'19

Strong Annual Operating Cash Flows

opentext™

1. Please see reconciliation of GAAP to Non-GAAP measures in our historical filings.
2. Refer to note 1 of our Fiscal 2019 10-K for details on the impact of recently adopted accounting standards on prior period results.

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6

1991 Founded out of University of Waterloo 1996 OpenText IPO on NASDAQ Joined TSX60 2014 2015 2016 2018 2019 Enterprise Content Division Content Management Business Networks and Other HP CEM & CCM Software(1) Note: Timeline based on calendar year, including select transactions. $4.8bn capital deployed since FY’14 18.7% ROIC in FY ’19(2) 2017 CEM – Customer Experience and Content Management. CCM – Customer Communications Management. See page 20 on OpenText’s Investor Presentation dated August 1, 2019. Building on OpenText’s History of Innovation Approx. $1.42B purchase price 2012

TTM metrics as of September 30, 2019, based on Carbonite’s historical filings. Please refer to Carbonite’s historical financial filings for additional information on their calculation of A-EBITDA (a Non-GAAP measure) VAR: Value Added Resellers, RRM: Remote Monitoring and Management, OEM: Original Equipment Manufacturer petabytes A vision to protect 1 million small and medium businesses by 2023 by providing the first fully integrated cyber resiliency solution via a worldwide network of MSPs and channel partners. Carbonite at a Glance: A Leader in Cyber Resiliency Compelling vision couples Data Protection and Security creates platform for Total Protection Proprietary Cloud native architecture; secure encryption Strong prosumer brands Positioned to leverage key trends: Back-up moving to the cloud Increased data regulation Ever increasing data sprawl Growing attacks from ransomware $405m TTM Revenue (1) (as of September 30, 2019) 7M Prosumers 50M end-points protected 250 petabytes Data under management 90% Recurring revenue 29% A-EBITDA Margin (1) 1,500 Employees 300k SMB Businesses >200 Patents issued/pending 14,000 MSP’s, Online, VARs, Retail, RMM, OEM

Market Leadership Across End-point Security and Protection End-point Protection (EPP) 10 years running 10 years running Data Protection End-point Detection and Response (EDR) Software Market Forecast: $8.5B 2018-2023: 5.8% CAGR Software Market Forecast: $3.1B 2018-2023: 25% CAGR Software Market Forecast: $7.6B 2018-2023: 9.6% CAGR Awards and Recognition

Carbonite Strengthens Our Leadership in Cloud, Security, SMB

Market Area 5 Key Vectors[1]	Customer Value Approach	OpenText Key Product Families
ECM, Business Collaboration, File Sync and Share, Experience	Supporting new ways to work	Content Suite, Documentum, Capture, Exstreme, Extended ECM
Business Network, Supply Chain, IoT, ODM	Digital Supply Chains, Application Integration	GXS, Liaison, EasyLink, Covisint
AI/ML/Advanced Technology	Insight-driven decision making	Magellan
Security	Information Security, Governance, Compliance, Privacy, End-points	Carbonite, Guidance, EnCase
Vertical Applications	Building next generation content-based applications (Contracts, Cases, Quality, Invoicing, Supply Chain, LegalTech)	Active Applications, Core Applications, Quality Center

1. Total Addressable Market data is expected to be updated after the closing of the Carbonite acquisition

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Complete The Need SMB Prosumer Enterprise Carbonite Solutions OpenText Solutions Expanding EIM Into Three Markets: Enterprise, SMB, Prosumer

Carbonite Meets our Key Acquisition Criteria

Leadership Position

Recognized leader in key market segments.

Value for OpenText's Customers

EIM + Total end-point protection

Mission Critical

Enterprise, SMB and Prosumers

Larger Customer Base

>300,000 SMBs

> 14,000 MSPs

Long Operating History & IP

Established over 10 years ago, running in the cloud

200 issued/pending patents

Financially Compelling

Targeting to be on the OpenText operating model by end of FY'21

High Teens ROIC

Solid Track Record of High-Teens ROIC and Operating Cash Flows

opentext™

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12

Continued Execution of OpenText's Strategic Vision

- ✓ Carbonite is a continuation of our Total Growth Strategy, both through acquisitions and organic growth
- ✓ We are leading the market as a Cloud Consolidator – Carbonite represents OpenText's 9th cloud acquisition (EasyLink, GXS, ANX, Covisint, Recommind, Hightail, Catalyst, Liaison, and now Carbonite)
- ✓ Market leader in end-point protection. Carbonite was founded in 2005, the first vendor to combine data protection and end-point security, strengthens and broadens OpenText's information security offerings in digital forensics, end-point detection and response
- ✓ Carbonite brings a leading SMB[1] and prosumer channel with 14,000 MSPs[1], 300,000 SMB customers, 50 million end-point points and 7 million prosumers
- ✓ Current Annual Recurring Revenues (ARR) of 90%, expect significant expansion of cloud revenues, cloud margins, Adj. EBITDA and cash flows in FY'21
- ✓ High teens ROIC (Return on Invested Capital)
- ✓ Complements our Enterprise G10K[2] customer base
- ✓ The OpenText Business System to benefit Carbonite in operational execution, growth, margin and cash flow expansion

1. SMB: Small, Medium-sized Businesses, MSP: Managed Service Provider
2. G10K: The Global 10K represents the 10,000 largest companies and organizations in the world.

opentext™
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13

Appendix

Ransomware – A Pervasive Threat Movement to the cloud has eroded network borders…data is the target Malicious actors succeed by attacking the most vulnerable point-user at the end-point Large organizations have teams and resources to prepare for and mitigate cyber threats – SMBs do not If an end-point becomes compromised (due to user error, etc.) security measures alone are ineffectual at stopping the attack User must pay the ransom or leverage data backups State of The Market Only a coordinated approach which integrates end-point security with data protection can effectively mitigate the ransomware threat Carbonite’s Unified Data Protection Platform – The only reliable means of protecting and recovering data – end-point security reduces the chances of a successful attack and data protection enables data recovery in the event of a successful ransomware attack Decreases cost and complexity for customers – SMBs, MSPs, and prosumers can secure and recover their data from a single unified console with lower total cost of ownership Security Awareness Training offering – Helps reduce user errors that result in a ransomware attack Unified Data Protection Platform 13,000 Carbonite customers have been targets of ransomware attacks. Carbonite has delivered 100% successful remediation

Carbonite Security Product Offerings End-point Protection Prosumer EPP (WSAC) SMB EPP (WSAB) Server Protection Mobile Protection Network Protection DNS Protection WiFi Security User Protection Security Awareness Training Unity API BrightCloud ® Threat Intelligence Web Classification Reputation IP and File Reputation Streaming Malware Detection Real-Time Anti-Phishing Webroot Platform Multi-tenant solution with centralized management in the cloud, enhancing ease of use Single, fully integrated platform, providing context to threats and enhancing efficacy Lightweight agent delivers rapid scanning and minimal impact on system performance

Carbonite Data Protection Product Offerings

End-point Backup

- Secures data located within devices
- File level backup
- Robust encryption & deduplication
- Data loss mitigation
- Flexible deployment

Cloud Apps

- Comprehensive protection for all
- Granular Restore
- Visibility and Control over protected content

Server Backup

- Rapid recover of single data file or entire server
- Supports physical and virtual machines
- Protects against ransomware, accidental deletions, system failures and natural disasters

DRaaS

- Based on proprietary replication technology
- Customers can fail-over near instantaneously to the cloud
- Eliminates need for secondary data center for disaster recovery

Migration

- Powered by proprietary replication technology
- Orchestrates migrations regardless of source or target

Email Archiving

- 2014 acquisitions of MailStore
- Enables both SMBs and prosumers to archive emails
- Helps customers meet data retention regulatory requirements

Cloud Platform

Modern architecture with seamless, intuitive user interface	Comprehensive data protection platform	Highly efficient, scalable and low-cost cloud infrastructure

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Additional Information The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, OpenText and a wholly owned subsidiary intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Carbonite intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. OpenText and Carbonite intend to mail these documents to the Carbonite stockholders. Investors and security holders are urged to read those documents and other relevant documents filed or to be filed with the SEC carefully when they become available as they will contain important information about OpenText, Carbonite, the tender offer and related matters. Those documents as well as OpenText’s and Carbonite’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov. OpenText’s public filings with the SEC may be obtained at OpenText’s website at http://investors.opentext.com/ and Carbonite’s public filings with the SEC may be obtained at Carbonite’s website at https://investor.carbonite.com/. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.